Exhibit 14

                               DOL RESOURCES, INC.

                                 CODE OF ETHICS


1.   Purpose

The Board of Directors (the "Board") of DOL Resources, Inc. (the "Company") has adopted the following Code of Ethics (this "Code") to apply to the Company's directors, officers, employees and representatives. This Code is intended to focus directors, officers, employees and representatives on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, foster a culture of honesty and accountability, deter wrongdoing and promote fair and accurate disclosure and financial reporting.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles.

2.   Conduct and Behavior Standards

Each director, officer, employee and representative is expected to adhere to a high standard of ethical conduct. The good name of the Company depends on the way directors, officers, employees and representatives conduct business and the way the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. All employees are expected to contribute to the success of Company by performing their jobs as required and conducting themselves in a professional manner consistent with the company's business philosophy, values and standards of business conduct. Employee honesty and integrity are essential to ethical business practices. Employees are required to prepare all reports, including expense reports, time cards, and sales reports accurately and truthfully. Additionally, it is essential to avoid making misrepresentations or dishonest statements to anyone inside or outside the company.

Consumption  or being under the  influence  of  alcoholic  beverages  on company premises misuse of Company property, including the company's equipment, supplies, e-mail, intranet, and computer and voicemail systems can constitute unethical conduct. These tools and resources are intended to assist employees in conducting legitimate company business, and any other use of such property is discouraged.

Any of the following conduct by any employee, including the Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") or Corporate Controller
("Controller"), must be reported immediately to the CEO, unless the CEO is allegedly implicated in such conduct, in which case the report shall be conveyed to the Board of Directors:

     Violation of the Company's revenue recognition policies and procedures, or any other company policies or procedures designed to insure full, fair,


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     accurate,  timely and understandable  disclosure of company  information as required by the Securities and Exchange Commission, or any other applicable governmental law, rule or regulation.

     Failure to fully, fairly, accurately, understandably and timely disclose to the appropriate individual(s) within the Company any and all information that relates to the company's business, operations or financial condition that may need to be reported or disclosed to the Securities and Exchange Commission, or pursuant to any other applicable governmental law, rule or regulation.

     Misrepresentation,   concealment,   falsification  or  destruction  of  any
     documents or other information relating to the Company's business, operations or financial condition that may be required to be reported or disclosed, or used to prepare documents required to be reported or disclosed, to the Securities and Exchange Commission, or pursuant to any other applicable governmental law, rule or regulation.

     Any other activity or conduct that could cause an individual, the Company or any of its officers or directors to violate any applicable governmental law, rule or regulation relating to full, fair, accurate, timely and understandable disclosure of information required to be disclosed to any third person.

While the Company is concerned with maintaining its competitive edge in the industry, only authorized Company employees should conduct market intelligence with respect to other companies, and only by straightforward legal means. Additionally, the reputation of Company products and services is built on merit, not on the disparagement of competitors or their products.

3.   Integrity of Records and Public Reporting

Directors, officers, employees and representatives should promote the accurate and reliable preparation and maintenance of the Company's financial and other records. Diligence in accurately preparing and maintaining the Company's records allows the Company to fulfill its reporting obligations and to provide stockholders, governmental authorities and the general public with full, fair, accurate, timely and understandable disclosure. In this regard, directors, officers, employees and representatives (where applicable) should: (a) accurately document and account for transactions on the books and records of the Company; and (b) diligently maintain reports, vouchers, bills, invoices, payroll and service records, business measurement and performance records and other essential data. Senior financial officers also are responsible for establishing and maintaining adequate disclosure controls and procedures and internal controls and procedures, including procedures designed to promote full, fair, accurate, timely and understandable disclosure in reports filed with the Securities and Exchange Commission and other public communications.

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4.   Conflicts of Interest

A conflict of interest is generally any activity that is, or appears to be, opposed to the best business interests of Company. Any actual or perceived conflict of interest shall be reported immediately to the CEO, unless the CEO is alleged to be involved or implicated, in which case the report shall be conveyed directly to the Audit Committee Chairman.

Employees shall not directly or indirectly work or consult for a competitor or engage in activity that is competitive with Company business interests (including working for a Company vendor). It is never acceptable for an employee to utilize Company customer lists or contacts to market their own or third-party goods and services, even if they are not competing with Company products or services.

Employees shall avoid having a material financial interest in any company where that interest might conflict with Company business concerns.

Employees are permitted to give or accept gifts and/or favored treatment only within the parameters stated below. However bribes and kickbacks are in all circumstances absolutely not allowed. Receipt or provision of money is never allowed (regardless of the amount). Following are guidelines to use in determining what is and is not considered appropriate by Company in this area:

     Personal  gifts  or  favored   treatment  that  are  expressly  or  tacitly
     conditional to obtaining business in exchange for the gift or favored treatment are never permitted. No management personnel or employees of Company may take or give bribes or kickbacks from or to contractors, subcontractors, consultants, vendors, suppliers, competitors or customers.

     Provided they are 1) consistent with Company business practices, 2) they do not violate applicable laws, and 3) public disclosure would not embarrass Company, the following gifts or favored treatment may be accepted or given by Company employees:

     -- Reasonable meals or entertainment as long as they meet the above criteria;

     -- Lodging or airfare as long as they meet the above criteria, have been approved by an ELT member, coordinated by Company personnel, and are consistent with Company's travel policies;

     -- Speaking fees or other fees received by a Company employee or paid to a third party by Company as long as they meet the above criteria;

     -- Gifts of equipment, goods, services, gratuities (other than money), benefits, vacation, discounts and the like must meet the above criteria AND must be approved as follows:

          If value is equal to or less than US$100 per third party per calendar year - Need approval of employee's Director level manager. If value is

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          greater  than  US$100 but equal to or less than US$200 per third party per calendar year - Need approval of employee's Senior Director level manager. If value is greater than US$200 per third party per calendar year - Need approval of the CEO.

Company expects employees to devote full attention to their work, and therefore discourages other employment outside Company. No Company employee, whether full time or part time, may engage in outside work or services for an actual or potential customer, competitor or vendor under any circumstances. An employee may engage in outside activities at companies not prohibited by the foregoing, with written approval from the Board.

5.   Corporate Opportunities

Directors, officers, employees and representatives must avoid any conflicts regarding corporate opportunities between themselves and the Company. Directors, officers, employees and representatives are prohibited from: (a) taking for themselves personally opportunities related to the Company's business; (b) using the Company's property, information, or position for personal gain; or (c) competing with the Company for business opportunities. Specifically, no director, officer, employee or representatives shall make any investment, accept any position or benefits, participate in any transaction or business arrangement or otherwise act in a manner that competes with the Company unless such person makes full disclosure of all facts and circumstances to, and obtains the prior written approval of the Board.

6.   Confidentiality

Directors, officers, employees and representatives should maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company, its business, customers or suppliers that comes to them, from whatever source, except when disclosure is authorized or legally mandated. For purposes of this Code, "confidential information" includes all non-public information relating to the Company, its business, customers, suppliers or employees.

Employees shall generally avoid conducting Company business with family members or other significant relationships, or taking any business action that benefits a family member or significant relationship. For example, if a Company employee has purchasing responsibility for Company, they should avoid dealing with any vendor that employs an immediate family member or significant relationship. Similarly, employees should also be sensitive to the potential compromise of Company confidential information and the appearance of divided loyalty that can occur when family members, or others who are close to the employee, work for Company competitors.

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7.   Compliance with Laws, Rules and Regulations

Since good judgment is a fundamental basis of everything the Company does, understanding our ethical and legal parameters can only strengthen that judgment. We have a responsibility to follow applicable laws and regulations in all locations where we do business. Instances where the law is not explicit require using good judgment, adhering to the spirit of the law, and following the principles of honesty, integrity, and common sense. Also, on occasions where local law is in conflict with this Code, local law will apply. Directors, officers, employees and representatives shall comply with all laws, rules and regulations applicable to the Company, including insider trading laws. Transactions in Company securities are governed by the federal securities laws.


8.   Compliance with Code of Conduct

If you know of or suspect a violation of applicable laws, rules or regulations or this Code, you must immediately report that information to any of (i) the General Counsel or (ii) any member of the Board. No one will be subject to retaliation because of a good faith report of a suspected violation. Violations of this Code may result in disciplinary action, up to and including discharge. The Board shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

9.   Waivers

Any waivers of this Code must be approved by the Board.